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                                                                                                     EXHIBIT 11
                                    BERGEN BRUNSWIG CORPORATION
                                    ---------------------------
                                 COMPUTATION OF EARNINGS PER SHARE
                           FOR THE SECOND QUARTER AND SIX MONTHS ENDED
                                      MARCH 31, 1995 AND 1994
                        (in thousands except share and per share amounts)
                                            (Unaudited)

                                                                SECOND QUARTER               SIX MONTHS
                                                          -------------------------   -------------------------
                                                              1995          1994          1995          1994
                                                          -------------------------   -------------------------
DATA AS TO EARNINGS - Net Earnings                        $    17,864   $    14,529   $    31,413   $    24,860
                                                          ===========   ===========   ===========   ===========
DATA AS TO NUMBER OF COMMON AND
  COMMON EQUIVALENT SHARES:
  Weighted average number of shares outstanding:
    Class A Common Stock                                   39,673,555    37,671,334    39,374,894    37,484,013
    Class B Common Stock                                            -        62,209             -        81,351
  Shares of Class A Common Stock to be issued from
    assumed conversion of remainder of Class B Stock                -       530,553             -       693,799
  Common equivalent shares assuming issuance of shares
    represented by outstanding employees' stock options:
    Additional shares assumed to be issued                  1,524,559       714,891     1,208,158       623,095
    Reduction of such additional shares assuming
      proceeds invested in treasury stock (at average
      market prices during each period                     (1,228,786)     (608,625)   (1,014,780)     (528,654)
                                                          -----------   -----------   -----------   -----------
        Average number of common and common
          equivalent shares outstanding                    39,969,328    38,370,362    39,568,272    38,353,604
                                                          ===========   ===========   ===========   ===========

EARNINGS PER COMMON AND COMMON
  EQUIVALENT SHARE OUTSTANDING:                           $       .45   $       .38   $       .79   $       .65
                                                          ===========   ===========   ===========   ===========

Reference is made to Notes C and D in the accompanying Notes to Consolidated Financial Statements.


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